Exhibit 10.4.7
June 2, 2009
Frank Forkin
Dear Frank:
We are delighted to present you with this offer to join Harris Interactive!
Our people, individually and collectively, are critical to our success, and one of our strategic business objectives focuses specifically on cultivating a strong, informed, engaged, and committed team. We believe you have skills for individual growth and advancement in a dynamic, fast-paced environment, and that you will contribute to, and be a vital part of, our success.
The specifics of our offer to you are as follows:
•	Your position will be President, Client Services North America.

•	Your start date will be June 22, 2009 (the “Start Date”).

•	Your starting salary will be $275,000 per year, earned and payable on a bi-weekly, prior to any payroll deductions.

•	Your performance and salary will be reviewed annually. You will be eligible to be considered for a salary increase in the Company’s regular annual review cycle. To the extent merit increases are granted, eligibility will be based on your individual performance and company performance.

•	For fiscal year 2010, you are eligible for an annual bonus of 40% of your base salary. The Compensation Committee of the Board of Directors retains discretionary authority over all bonus awards. It also establishes metrics and objectives for bonus awards annually. Declared bonuses (including your guaranteed bonuses set forth above) are paid within 75 days after the end of each fiscal year only to persons who remain employed at the time of payment.

•	Subject to approval by the Compensation Committee of the Board of Directors, you will have the option to purchase 100,000 shares of Harris Interactive common stock under the terms and conditions more fully described in the enclosed sample stock option agreement. The option price will be the fair market price of our stock on the grant date. The company’s regular quarterly grants are made at the close of trading on the later of (i) the 15th day of the second month of the fiscal quarter and (ii) one week after the Company’s quarterly earnings release. If the day falls on a non business day, the fair market price will be the next business day.

•	Should the Company terminate your employment for any reason other than for “cause”, you will receive severance payments equal to (A) six months of your then-current base salary if you are terminated prior to the first anniversary of the Start Date or (B) twelve months of your then-current base salary if you are terminated on or after the first anniversary of the Start Date, in either case, payable in periodic installments in accordance with the Company’s regular payroll practices for its executive personnel at the time of payment, subject to your execution of the Company’s customary confidentiality and non-compete agreements, and execution of a release in favor of the Company.

•	You are eligible for 20 days of vacation, which accrue at 6.153 hours per pay period.

•	Your principal business office shall be at the Company’s New York City office.

•	You will receive a sign-on bonus of $10,000; provided, however, if you voluntarily terminate your employment prior to the first anniversary date of your employment (or you are terminated for “cause” within such period), you will be required to repay to the Company your sign-on bonus.
Harris Interactive offers a comprehensive benefits package. Details of all of our benefits offerings, including eligibility and effective dates, are included in the attached Employee Benefits Summary.

Additional information will be provided in your Welcome Kit, as well as at New Hire Orientation on your first day. With all of our benefits, we strive to provide offerings that are valuable to our employees at an affordable cost.
Please note that as part of our selection process, we conduct reference and background checks on all candidates, as well as review any potential limitations resulting from non-compete agreements you may have signed with previous employers. This employment offer is contingent upon successful completion of your reference and background checks, review of any non-compete agreements, and your ability to present appropriate documentation to prove your eligibility to work in the United States. Harris Interactive is an Equal Opportunity Employer.
Your employment at Harris Interactive is “at will”, which means that the employment relationship between you and the company may be terminated at any time, by either you or Harris Interactive, for any reason not expressly prohibited by law.
If you are in agreement with the terms of this offer, please sign one copy of this letter and return it to Wanda M. Callahan, Sr. Staffing & Recruitment Manager, Harris Interactive, Inc., 60 Corporate Woods, Rochester, NY 14623 within one week of receipt.
Once you have accepted this job offer, you will receive additional information via email regarding your first day, including plans for your New Hire Orientation at which time you will receive your Welcome Kit.
Frank, we are very pleased to make this offer to you. Please contact me if you have any questions about Harris Interactive or the specifics of this employment offer. We look forward to you joining the Harris Interactive team.
Sincerely,
/s/ Kimberly Till
Kimberly Till
President and Chief Executive Officer
Harris Interactive, Inc.
I accept this offer of employment as outlined above.

/s/ Frank Forkin Frank Forkin	June 2, 2009 Date